UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

__________

Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia		30326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 842-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 2, 2015, Premier Exhibitions, Inc. (the “Company”) entered into a Merger Agreement with Dinoking Tech Inc., a company existing under the laws of the Province of British Columbia (“Dinoking”), 1032403 B.C. Ltd., a company existing under the laws of the Province of British Columbia and wholly owned subsidiary of the Company (“Exchangeco”), and Mr. Daoping Bao and Ms. Nancy Brenner, the shareholders of Dinoking.

Pursuant to the Merger Agreement, the Company will acquire all of the outstanding shares of Dinoking for a total consideration of approximately $6.4 million payable, at the election of each Dinoking shareholder, in shares of common stock of the Company or shares in Exchangeco that will be exchangeable for shares of common stock of the Company (“Exchangeable Shares”) pursuant to the terms of such shares and a Support Agreement to be entered into between the Company and Exchangeco at the closing of the proposed merger. The Company has also agreed to future contingent payments to the Dinoking shareholders of up to approximately $8.6 million (the “Future Contingent Payments”) payable in either cash or stock upon the execution by Dinoking of specified exhibition and joint venture agreements with third parties meeting the requirements set forth in the Merger Agreement and a Success Payment Agreement, dated April 2, 2015, by and among the Company, Mr. Bao and Ms. Brenner (the “Success Payment Agreement”). The Company will also issue to each of the Dinoking shareholders one share of a separate class of stock of the Company that provides for voting rights in the Company equal to the number of Exchangeable Shares held by the holder (“Supervoting Shares”).

If the Future Contingent Payments are triggered and are paid in shares of common stock of the Company, the common stock of the Company will be valued at the lower of (i) a specified per share price that is a premium to the market price as of the date of the Merger Agreement and (ii) the volume weighted average trading price of the Company’s common stock during the 60-day period prior to the date of the applicable triggering event. The specified per share prices are $5.15 with respect to 50% of the Future Contingent Payments and $8.96 with respect to the remaining 50% of the Future Contingent Payments.

The approval of the Company’s shareholders will be required in connection with the proposed merger to approve each of the following: (i) an amendment to the Company’s articles of incorporation to create the Supervoting Shares to be issued in connection with the proposed merger, and (ii) the issuance of shares of common stock of the Company in connection with the proposed merger, upon the exchange of the Exchangeable Shares issued in connection with the proposed merger, pursuant to the Success Payment Agreement described above, and upon the conversion of the Note described below. As described below, the Company expects to call and hold a special meeting of the Company’s shareholders pursuant to the Merger Agreement to consider and vote on these matters.

Upon the closing of the proposed merger and the conversion of the Notes described below, but before any payment of Future Contingent Payments, the Dinoking shareholders and the Lenders under the Note would together hold shares of common stock of the Company and Supervoting Shares that represent approximately 47.0% of the voting power of the Company.

In the Merger Agreement, the Company and Dinoking provide mutual customary representations and warranties, including regarding organization, capitalization, authority, no defaults, subsidiaries, absence of changes and events, financial statements, liabilities, books and records, properties, business carried on in the ordinary course, partnerships and joint ventures, interested persons, directors and officers, employment matters, insurance, material agreements, legal proceedings, tax matters, compliance with applicable laws, consents and approvals, environmental matters, intellectual property, and advisory fees. Mr. Bao and Ms. Brenner provide customary representations and warranties in the Merger Agreement regarding their ownership of the Dinoking shares.

Between the date of the Merger Agreement and the earlier of the effective time of the proposed merger or the termination of the Merger Agreement, the Company has agreed that it will not solicit, initiate, knowingly facilitate or encourage the initiation of any inquiries or proposals regarding or which could reasonably be expected to lead to a competing acquisition proposal for the Company, participate in any discussions or negotiations regarding or which could reasonably be expected to lead to any such acquisition proposal, withdraw the approval of the Company’s board of directors of the proposed merger, approve or recommend any competing acquisition proposal for the Company, or enter into any agreement, arrangement or understanding regarding any competing acquisition proposal for the Company.

Notwithstanding the foregoing, the board of directors of the Company may take certain actions to facilitate a competing acquisition proposal if the board of directors determines in good faith, after consultation with financial advisors and outside legal counsel, that the competing proposal is reasonably likely to result in a superior acquisition proposal, as set forth in the Merger Agreement, provided that the Company may not consider, negotiate, accept or recommend a competing acquisition proposal after the approval of the Company’s shareholders of the proposed merger, as described above. The Company may accept or recommend a superior acquisition proposal if the Company complies with the procedural requirements of the Merger Agreement, including providing Dinoking the opportunity to improve the terms of the proposed merger, terminates the Merger Agreement, and pays to Dinoking a break-up fee in the amount of $1,000,000.

The Merger Agreement contains customary covenants and conditions precedent, including (i) the approval by the Company’s shareholders of the proposed merger, as described above, and (ii) the approval by The Nasdaq Stock Market LLC of the listing of the shares of common stock of the Company issuable in connection with the proposed merger. At the closing of the proposed merger, the Company is required to enter into a Corporate Governance Agreement and Registration Rights Agreements, which are described below.

In the Merger Agreement, the Company is required to prepare and file with the SEC a proxy statement for a special meeting of shareholders of the Company to consider and vote on the proposed merger, as described above. As promptly as reasonably practicable following the clearance of the proxy statement by the SEC, the Company is required to duly call and hold such special meeting of shareholders and take all commercially reasonable action to solicit proxies approving the proposed merger. Either the Company or Dinoking may terminate the Merger Agreement if shareholder approval has not been obtained on or prior to the date that is 180 days after the date of the Merger Agreement.

In connection with the execution of the Merger Agreement, Sellers Capital Master Fund, Ltd. and each director and executive officer of the Company entered into Shareholder Voting Agreements with the Company and Dinoking, pursuant to which they have agreed to vote in favor of the proposed merger at the special meeting of shareholders required to be called by the Company for purposes of voting on the proposed merger. In the event that the board of directors of the Company is permitted to support a superior acquisition proposal from a third party, then Sellers Capital Master Fund, Ltd. and each director and officer of the Company are released from their voting obligations under these agreements. Sellers Capital Master Fund, Ltd. and each director and officer of the Company have also agreed to restrictions on the transfer of their shares of common stock of the Company and have agreed not to solicit competing offers to acquire the Company during the term of these agreements. These agreements terminate upon the termination of the Merger Agreement in accordance with its terms, including if the Company terminates the agreement to pursue a superior acquisition proposal.

Pursuant to the Corporate Governance Agreement, to be entered into as of the closing of the proposed merger among the Company, Mr. Daoping Bao and Ms. Nancy Brenner, Mr. Bao and Ms. Brenner together with the lenders under the Note described below (the “DK Group”) have the right as of the closing of the proposed merger to appoint up to four members of the Company’s board of directors, which is then required to be composed of seven members. If their ownership in the Company falls to between 10% and 30% of the shares of the Company, then the DK Group will have the right to appoint up to 30% of the members of the board of directors. If the DK Group holds in the aggregate less than 10% of the shares of the Company, then they will no longer be entitled to appoint members of the Company’s board of directors. These board appointment provisions will also apply to each subsidiary of the Company. The Corporate Governance Agreement will also require the Company’s board of directors to appoint Mr. Bao as the Executive Chairman of the Board and President of the Company, and each subsidiary of the Company, as of the closing of the proposed merger. The Corporate Governance Agreement will also require the Company to enter into indemnity agreements and obtain directors’ and officers’ liability insurance coverage for Mr. Bao and each of the DK Group’s board appointees.

Pursuant to the Registration Rights Agreement to be entered into as of the closing of the proposed merger among the Company, Mr. Bao and Ms. Brenner, the Company will be required to register with the SEC the shares of common stock of the Company held by Mr. Bao and Ms. Brenner and their permitted assigns upon demand at any time after the closing of the proposed merger, and the parties will be required to provide customary mutual indemnities in connection with such registration.

Copies of the Merger Agreement, form of Support Agreement, Success Payment Agreement, forms of the Shareholder Voting Agreements, form of Corporate Governance Agreement, and form of Registration Rights Agreement are filed as exhibits to this Current Report on Form 8-K and are hereby incorporated herein by reference.

The disclosure contained in Item 2.03 below is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the execution of the Merger Agreement, on April 2, 2015, the Company issued an Amended and Restated Secured Promissory Note and Guarantee (the “Note”) to Mr. Daoping Bao, as agent (the “Agent”) for the lenders listed therein (the “Lenders”), in the aggregate principal amount of $13,500,000. In connection with the execution of the Note, the Agent, on behalf of the Lenders, took assignment of the Secured Promissory Note and Guarantee, dated September 30, 2014, in the aggregate principal amount of $7,000,000 issued by the Company in favor of PWCM Master Fund Ltd. (“PWCM”) and the Secured Promissory Note and Guarantee, dated September 30, 2014, in the aggregate principal amount of $1,000,000 issued by the Company in favor of Pentwater Credit Opportunities Master Fund Ltd. (“Pentwater”), pursuant to an Assignment and Assumption Agreement with PWCM and Pentwater. The Note amended and restated the PWCM and Pentwater notes. The Note also provides that the Company may make additional draws of: (i) up to $3,500,000 between April 15, 2015 and April 30, 2015 for expenses related to the Company’s build-out of the “Saturday Night Live: The Exhibition” project and construction of the Company’s new exhibition facility in New York City; and (b) $2,000,000 between May 15, 2015 and May 30, 2015, provided that in each case there is no event of default under the Note and the Company has met projected cash flow requirements set forth in the Note.

All unpaid principal, fees and accrued and unpaid interest under the Note are due and payable on April 2, 2016. The unpaid principal amount of the Note will accrue interest at a rate of 12% per annum, provided that during an event of default the Note could bear interest at a rate of 15% per annum. The Company may prepay the Note at any time at an amount equal to 105% of the principal amount. In addition, in connection with any mandatory prepayment or acceleration of the Note, including upon a change of control of the Company (other than a change of control resulting from the conversion of the Note described below), the Company must prepay the Note at an amount equal to 105% of the principal amount.

The principal amount of the Note plus all accrued and unpaid interest will automatically convert into shares of common stock of the Company, at a conversion price of $4.48 per share, on the first business day after the Company’s shareholders have approved such conversion, as described above. The Company is required to present the proposed conversion to the shareholders of the Company for consideration and vote at the special meeting of shareholders required to be called and held pursuant to the Merger Agreement, as described above.

The Note contains customary restrictive covenants and events of default, including an event of default if the Company fails to obtain the shareholder approval required to convert the Note into shares of common stock of the Company prior to 180 days after the special meeting of shareholders required to be called and held pursuant to the Merger Agreement.

The Note is guaranteed by each of RMS Titanic, Inc., Premier Exhibition Management LLC, Arts and Exhibitions International LLC, and Premier Merchandising, LLC, all of which are subsidiaries of the Company.

The Note is secured by substantially all of the assets of the Company and the subsidiary guarantors, including the stock of each of the subsidiary guarantors.  The security interest does not apply to the Titanic assets held by RMS Titanic, Inc., but applies to all revenues, contracts and agreements lawfully arising out of the Titanic assets.

The Lenders’ exercise of rights and remedies with respect to the stock of RMS Titanic, Inc. and any revenues, contracts and agreements lawfully arising out of the Titanic assets are expressly governed by and subject to the terms and conditions of the applicable court orders governing the ownership of the Titanic assets by RMS Titanic, Inc., which include (i) the Opinion issued by the United States District Court for the Eastern District of Virginia with respect to Action No. 2:93cv902, dated as of August 12, 2010; (ii) the Order issued by the United States District Court for the Eastern District of Virginia with respect to Action No. 2:93cv902, dated as of August 15, 2011; (iii) the Revised Covenants and Conditions for the Future Disposition of Objects Recovered from the R.M.S. Titanic by RMS Titanic, Inc. pursuant to an in specie salvage award granted by the United States District Court for the Eastern District of Virginia, dated as of August 15, 2011; and (iv) the Process Verbal, issued on October 12, 1993 by the Maritime Affairs Administrator for the Ministry of Equipment Transportation and Tourism, French Republic to Titanic Ventures Limited Partnership, together with the letter of intent of Titanic Ventures Limited Partnership dated September 22, 1993.

A copy of the Note is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

See the disclosures contained in Items 1.01 and 2.03 above, which are hereby incorporated herein by reference.

The shares of common stock of the Company to be issued in connection with the proposed merger, the shares of common stock issuable upon exchange of the Exchangeable Shares issued in the proposed merger, the Supervoting Shares, and the shares of common stock of the Company issuable upon conversion of the Note will be issued in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Forward Looking Statements

The information contained in this Current Report on Form 8-K and the exhibits attached hereto contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties, including, among others, (i) the Company’s expectations with respect to the Merger Agreement and the Company’s potential issuance of securities related to the Merger Agreement and the Note; (ii) the Company’s expectations with respect to the availability of exemptions from registration for the securities to be issued in the proposed merger and the Note; and (iii) the Company’s expectations with respect to the financing and the completion of the proposed merger. The actual results or outcomes of the Company may differ materially from those anticipated. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, the Company can provide no assurance that any of the forward-looking statements contained in this Current Report on Form 8-K will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this Current Report on Form 8-K, such information should not be regarded as a representation by the Company that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” The Company does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

Premier Exhibitions, Inc. intends to file with the SEC a preliminary proxy statement in connection with the proposed merger and will mail a definitive proxy statement and other relevant documents to its shareholders. This Current Report on Form 8-K does not contain all the information that should be considered concerning the proposed merger. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed merger. Premier Exhibitions, Inc.’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement to be filed in connection with Premier Exhibitions, Inc.’s solicitation of proxies for the special meeting to be held to approve the matters described above, as these materials will contain important information about Premier Exhibitions, Inc., Dinoking Tech Inc., the proposed merger and the related financing arrangements.

The definitive proxy statement will be mailed to shareholders of Premier Exhibitions, Inc. as of a record date to be established for voting on the matters described above. Shareholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s Internet site at http://www.sec.gov, or by directing a request by mail or telephone to: Premier Exhibitions, Inc., 3340 Peachtree Road, NE, Suite 900, Atlanta, GA 30326, attention: Michael J. Little; telephone: (404) 842-2600.

Participants in the Solicitation

Premier Exhibitions, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies to the Company’s shareholders with respect to the transactions contemplated by the Merger Agreement. A list of the names of those directors and officers and a description of their interests in the Company is contained in the Company’s proxy statement that was filed with the SEC on January 16, 2015 and will also be contained in the proxy statement for the proposed merger when available.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2015, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Samuel S. Weiser, the Executive Chairman of the Board. Pursuant to the Consulting Agreement, Mr. Weiser resigned as Executive Chairman and as a member of the Company’s Board of Directors, effective as of the date of the Consulting Agreement, and agreed to make himself available to provide consulting advice, information regarding historical Company transactions, and transition services as and when reasonably requested by the Company through September 30, 2015.

The parties agreed that the Employment Agreement, dated August 28, 2014 (the “Employment Agreement”), relating to Mr. Weiser’s service as Executive Chairman is terminated and that the payments and benefits under the Separation Agreement and Release, dated June 20, 2014 (the “Separation Agreement”), between Mr. Weiser and the Company will recommence, as contemplated by the Employment Agreement. In consideration for Mr. Weiser’s agreement to provide consulting services, and in addition to the payments and benefits recommencing under the Separation Agreement, the Company agreed to pay Mr. Weiser the aggregate amount of $300,000, with $20,000 being paid on a monthly basis and the balance being paid on the earlier of the closing of the proposed merger and September 30, 2015. The Company also agreed to reimburse Mr. Weiser for the attorney fees incurred by him in negotiating and executing the Consulting Agreement, not to exceed $5,000. In addition, Mr. Weiser’s outstanding option, dated June 12, 2013, to acquire 15,000 shares of the Company’s common stock was amended to lower the exercise price to $4.48 per share and extend the term for an additional five years. The Consulting Agreement contains a mutual release of claims and mutual non-disparagement provision.

A copy of the Consulting Agreement is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Merger Agreement, dated April 2, 2015, by and among Premier Exhibitions, Inc., Dinoking Tech Inc., 1032403 B.C. Ltd., Mr. Daoping Bao and Ms. Nancy Brenner.*
10.1	Form of Support Agreement, to be entered into as of the closing of the proposed merger by and between Premier Exhibitions, Inc. and 1032403 B.C. Ltd.
10.2	Success Payment Agreement, dated April 2, 2015, by and among Premier Exhibitions, Inc., Mr. Daoping Bao and Ms. Nancy Brenner.
10.3	Form of Corporate Governance Agreement, to be entered into as of the closing of the proposed merger by and among Premier Exhibitions, Inc., Mr. Daoping Bao and Ms. Nancy Brenner.
10.4	Shareholder Voting Agreement, dated April 2, 2015, by and among Premier Exhibitions, Inc., Dinoking Tech, Inc. and Sellers Capital Master Fund, Ltd.
10.5	Form of Shareholder Voting Agreement, dated April 2, 2015, by and among Premier Exhibitions, Inc., Dinoking Tech, Inc. and separately each director and executive officer of Premier Exhibitions, Inc.
10.6	Form of Registration Rights Agreement, to be entered into as of the closing of the proposed merger by and among Premier Exhibitions, Inc., Mr. Daoping Bao and Ms. Nancy Brenner.
10.7	Amended and Restated Secured Promissory Note and Guarantee, dated April 2, 2015, issued by Premier Exhibitions, Inc. to Mr. Daoping Bao, as agent for the lenders listed therein.
10.8	Consulting Agreement, dated April 2, 2015, by and between Premier Exhibitions, Inc. and Mr. Samuel S. Weiser.

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*Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the merger agreement have been omitted from this filing. The Company hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request; provided, however, that the Company may request confidential treatment for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:	/s/ Michael J. Little
Michael J. Little,
Interim President and Chief Executive Officer and Chief Financial Officer and Chief Operating Officer

Date: April 8, 2015